Exhibit 99.1

FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

EVENT DATE/TIME: MAY 09, 2012 / 01:00PM GMT

OVERVIEW:

FCN reported 1Q12 consolidated revenue of $395m and EPS of $0.43.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Daniel Hoey FTI Consulting Inc - IR

Jack Dunn FTI Consulting Inc - President, CEO

Roger Carlile FTI Consulting Inc - CFO

Dennis Shaughnessy FTI Consulting Inc - Chairman of the Board

David Bannister FTI Consulting Inc - Chairman of North America

CONFERENCE CALL PARTICIPANTS

David Gold Sidoti & Company - Analyst

Tim McHugh William Blair & Company - Analyst

Dan Leben Robert W. Baird & Company, Inc. - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Kevin McVeigh Macquarie Research - Analyst

Jim Janesky Avondale Partners - Analyst

Jeff Rossetti Janney Montgomery Scott - Analyst

Ato Garrett Deutsche Bank - Analyst

PRESENTATION

Operator

Good day, and welcome to the FTI Consulting first quarter 2012 earnings conference call. As a reminder, today’s conference is being record. Now for opening remarks and introductions, I would like to turn the conference over to Mr. Daniel Hoey of FTI Consulting. Please go ahead, sir.

Daniel Hoey - FTI Consulting Inc - IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s first quarter 2012 results as reported this morning. Management will begin with formal remarks after which we’ll take your questions.

Before we begin, I would like remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results, and performance expectations, plans or intentions relating to acquisitions or other matters, business trends, and other information that is not historical, including statements regarding estimates of our future financial results.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking results, investor should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of risk factors and forward-looking information in our most recent Form 10-K and in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call.

During the call we will discuss certain non-GAAP financial measures, such as adjusted EBITDA, adjusted segment EBITDA, and adjusted earnings per share. For a discussion of these non-GAAP financial measures, as well as our reconciliation of these non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release we issued this morning.

With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting Inc - President, CEO

Thank you very much. Good morning and thank you to everyone for joining us today. With me are Dennis Shaughnessy, our Chairman; Roger Carlile, our Chief Financial Officer; and David Bannister, our Chairman of North America. First we’d like to give a brief overview of the quarter and then get to your questions.

Our first quarter results are as diverse of the economic environment that gave rise to them. On the cost side, as usual in the first quarter, we had a burden of approximately 150 basis points to 200 basis points of expense related to benefits and payroll taxes that will not recur in the remaining quarters. In addition this year, as well in years going forward, we will have an additional first quarter non-cash expense of around 100 basis points relating to certain equity bonus compensation to be recognized in the first quarter when paid, as opposed to amortized over the remaining life of the related employment obligations. Finally, in the quarter we incurred approximately 65 basis points of expenses and investments that not only do we believe will not recur, but should actually enhance performance in many cases during the rest of the year. As I said, in a moment, I’ll turn it over to Roger to drill down further on these items.

On the revenue side, the analysis is very compelling and reflects an interesting picture of the world. From a geographical perspective, the results appear well-correlated to headlines from today’s papers. Activities in Latin America, by all accounts a cauldron of investment, industry, and intrigue, grew by 100% year-over-year. All of our services are represented there, and all had good quarters reflective of the nature of the economic activity in this vibrant part of the world.

Asia-Pacific slipped from the houcean growth rates it enjoyed most of last year, again reflective of its economy and perhaps a growing concern about China. EMEA, which for us is Europe, the Middle East, and Africa was particularly strong with growth of 42%. While perhaps in Congress with the headlines of double-dip recession, credit crisis and political upheaval, on further analysis, our restructuring, tax, arbitration and economic practices all have excellent presence there. So these results, I believe appear to represent the strength of our Company in the phase of the economy that Europe is going through and perhaps a precursor of what will happen in other parts of the world as the credit crisis worsens.

From a practice perspective, again, there are diverse results reflecting the diverse nature of the services we provide. The excellent quarter in corporate finance restructuring, and the somewhat sluggish performances in Technology, Strategic Communications, and Forensic Litigation Consulting, seem to follow somewhat intuitively from a world in which credit is tight, discretionary spending is suspect, capital markets transactions are rare, and the governmental enforcement malaise that accompanies every US presidential election, appears to possibly be beginning to set in.

Economic Consulting, however, is a different story. We enjoyed not only a record quarter, but continuing prospects for good performance based in part on case openings on the areas of antitrust and M&A review. Our conclusion is that in many instances, our clients are strategizing and planning, but reserving implementation until the economic, and even more particularly the political horizons, become clearer.

Overall for the quarter, consolidated revenues increased 9% to a first quarter record of $395 million. Organic growth contributed 2% of this growth. Adjusted EBITDA was $54 million, compared to $56.6 million last year, and earnings per share were $0.43, compared to $0.42 a year ago.

In our segments, as I mentioned, Economic Consulting had another excellent quarter and continues to solidify its position as the premiere advisor in its disciplines around the world. Revenues in the segment increased a healthy 34.7% to $100 million, while adjusted EBITDA grew 40% to $18.4 million. 11% of this growth was organic, as a result of the continued demand for financial economics, antitrust, and M&A related activity. Also, there was continued growth in our European practice. We were especially encouraged by the activity in new matter openings, and our ability to assist clients in multiple jurisdictions provides our business with considerable competitive advantage. As cross border M&A activity, and the trend in collaboration among regulatory and enforcement bodies, is expected to continue as global political and economic turmoil becomes more severe.

Our Corporate Finance Restructuring business also produced an excellent start to the year. Revenues were up 6% to $114 million, compared $107 million in the prior-year quarter. As you know, our expectations for this segment were for revenues to stabilize or bottom out in a range between $100 million and $110 million per quarter. So, we are encouraged by this momentum early in the year.

Adjusting segment EBITDA was $27 million, an improvement of $9 million or 700 basis points, which represents an increase of 52% year-over-year. Adjusted EBITDA margins in the quarter were a little less than 24%, which we feel is more normal for this segment in an improving economic climate for its services. Organically, Corporate Finance Restructuring grew 4% as demand for our European restructuring and our US healthcare consulting practice were not surprising very strong.

The remaining growth in the business was driven by the LECG practices that we acquired near the end of the first quarter of 2011. Under the new senior leadership announced in the middle of last year, this segment has seen margins expand and utilization rates increase. Today, we believe it is much better positioned to take advantage of new opportunities in its core business, as the economy goes in a different direction.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Revenues in the Forensic and Litigation Consulting segment increased 5% to $87 million from $82.9 million in the prior year. While there was pricing pressure in North America, we saw 49% growth in Latin America, driven by our global risk and investigations practice, and 20% growth in Asia-Pacific from a combination of our construction solutions, global risk and investigations, forensic accounting, and litigation support practices. Again, across the board. We also saw good performance on our global data analytics practice and from the acquired LECG practices.

As I mentioned earlier, however, in each US presidential election since I’ve been at FTI Consulting, at some point regulators and enforcers seem to go pencils-down, effecting big case prosecutions like restatements, foreign corrupt practices, and securities fraud cases. We may have begin to see the impact of this in the first quarter, both in this segment and perhaps in Technology. In Technology, revenues declined slightly to $49.7 million during the first quarter. Adjusted EBITDA for this segment was $13.2 million, versus $18.4 million last year, as a change in revenue mix, increased investment in global technical infrastructure and personnel, and higher third party costs related to litigation engagements, impacted our margins.

In Strategic Communications, despite increased activity in Latin America, lower M&A related projects in Asia-Pacific, and continued softness in Europe, impacted our revenue for the quarter. Segment revenue was $45 million, compared to $46 million in the first quarter of 2011. Adjusted EBITDA for this segment was $4.5 million, compared to adjusted segment EBITDA of $5.4 million last year.

With that overview, I’ll turn it over to Roger to drill down on some of the margin issues that we addressed in the first quarter. Roger?

Roger Carlile - FTI Consulting Inc - CFO

Thanks, Jack. As mentioned in our press release this morning, our first quarter results included three types of expenses, which we don’t expect to recur in the second, third, or fourth quarters of this year. Those are — one, benefits and payroll tax, which we have discussed in previous years; two, accelerated bonus related equity compensation expense; and three, timing related SG&A expenses related to unique first quarter projects and other investments, which are expected to generate future benefit to the overall business.

Regarding the benefits and payroll taxes expense, as we have discussed in the past, our first quarter of each year carries an increased expense burden for expenses such as payroll taxes, and 401K matching of employee contributions, due to the higher compensated employees having a disproportionate amount of these expenses in the first quarter, as compared to the second, third and fourth quarters. As noted in the press release, the first quarter expense burden is approximately 150 basis points to 200 basis points of adjusted EBITDA margin.

With respect to our bonus-related equity compensation expense, our first quarter in 2012, and future years, will carry an additional increased expense burden of approximately 100 basis points of adjusted EBITDA margin. This charge is a result of certain clauses, such as retirement and non-renewal clauses, in the employment agreements of our ICP agreements of our senior professionals participating in that program, and the non-cash equity expense, which is related to the bonus deferral element of that program being recognized in the first quarter at the time our annual bonus payments are paid and the equity related to those deferrals are awarded, rather than being recognized over the entire period of the senior professionals’ future employment obligations. To be clear, this impacts the quarter in which the expense is recognized, rather than total expense, or the timing of when the grants are actually vested to the employee, based on their employment obligations.

Finally, regarding the projects and investments for which increased SG&A expense was incurred in the first quarter of 2012, as compared to the levels of SG&A expense anticipated in the second, third, and fourth quarters of 2012, the first quarter included increased expenses approximately 65 basis points of adjusted EBITDA margin. These projects and investments included, among others, such as items as our international legal entity rationalization project for which we expect to generate $9 million of annual SG&A savings — savings, not necessarily SG&A savings, once the project is finalized; our website redesign project, which is expected to generate additional branding and client connectivity benefits; our executive leadership summit, which is expected to provide future strategic direction, collaboration and cross-selling benefits; and our board of directors expansion and diversification project, which is expected to provide benefits in terms of better understanding of our growing international markets and improved relationships with our key clients based in those geographies. All together, these three category of expenses adversely impacted our earnings per share by $0.17 to $0.19, compared to the expense levels we expect for the second, third, and fourth quarters 2012.

Jack, I’ll turn it back to you.

Jack Dunn - FTI Consulting Inc - President, CEO

Great. So with that, we’d like to turn it over to your questions, if we could.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

David Gold, Sidoti.

David Gold - Sidoti & Company - Analyst

I was hoping you could give a little bit more color, just to start really on the change in compensation, the bonuses and the acceleration there. A, I get — is it as simple as an accounting change, or is it something that you have changed your compensation program?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Hi, David, it’s Dennis. It’s basically more a natural reaction of the contracts. So, what happens, there’s two elements to it. One, when people accumulate enough time in service and age, they can elect retirement. No one has done that; everybody’s working. But, once you do reach that, then you no longer can amortize any of the expense, even though they’re not vested in the actual payments yet.

You have to then book it which they can theoretically retire, which would be instantaneously if they gave you notice, so that’s part of the equation. So, again, they don’t get the benefit. There’s still a rolling three-year time frame. If they do retire, they have a non-competition requirement that they would have to honor in order to get the benefit, so none of that has changed. What’s changed is the way it has to be booked instantaneously once they achieve that time and service and age. Again, to restate, no one — some of these people have had this now for several years, and no one has retired, nor have they given us any intention of retiring.

Secondly, in the first group of SMD contracts, ICP contracts, it was basically a ten-year program that once you reach the six year, you start rolling onto annual contracts that are automatically renewed with 90-day notice. Again, the bonuses are still deferred as far as actual payments. So, there’s a time vesting requirement. But, since they are annual contracts, people could give us notice at the end of the year. They then have the non-competition requirement that’s attached to it, so they don’t get paid unless, to use a legal terminology, they are good leavers.

The practical aspect is not changed in the contracts; it’s more the way we have to account, and it’s driven by those two elements. One, just simply part of the contracts maturing to where they are now on annual renewal and part of the contracts, some of them have not matured to annual renewal, they are still on term, but people have accumulated enough time and service to where they could retire.

David Gold - Sidoti & Company - Analyst

Yes, got you.

Roger Carlile - FTI Consulting Inc - CFO

Roger, David, this is Roger. Just to be real clear on that. It does not change the timing of when those the grants are made. It does the not change the total expense of those grants.

David Gold - Sidoti & Company - Analyst

Yes.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Roger Carlile - FTI Consulting Inc - CFO

It simply changes which quarters the expense is recognized in.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Right. David, it pulls expense in that you would either amortize over a 4-quarter basis or a 36-quarter basis depending on the actual deferral.

David Gold - Sidoti & Company - Analyst

Right, so you —?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

It pulls it into one quarter.

David Gold - Sidoti & Company - Analyst

So, you anticipated part two of the question, which was — so essentially, looking at that 100 basis points, it’s acceleration into a certain quarter, so the rest of the year should benefit?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

That is correct.

David Gold - Sidoti & Company - Analyst

Okay. And then on the other expenses that you called out, can you give a sense for — some of those sounds like, at least for this year, they’ll be ongoing, like the website initiative and the Board expansion, can you give a sense for how much of that truly rolls off as one time to first quarter, versus they are specific to this quarter, but they are sort of with us to stay?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Yes, about a third of it is the final payments to outside vendors for the redesign of our website, which is now up and in place. And, it was the end of the project, it was third party vendors, engineers, and designers who were working with us on it, and that won’t recur. The new website is up and running, and those payments were made in the quarter.

The annual — we have a global management meeting, normally every 18 months to 24 months, and it simply fell in this quarter. We won’t have another one until probably mid-next year when we pull everybody together, and it fell into the quarter pulling that many people around the world is expensive. That represented about $1 million, in round numbers, of the expense.

We will be adding, if you looked at our proxy, we are adding four new directors, two from Europe, one from South America, actually three in Europe, one from South America. Those gentlemen have accepted our invitation to come; they are in our proxy statement. The shareholders, in fact, are voting on their election as we speak. We are optimistic that they will be successfully elected and will join us at our annual meeting in June. The fee to the outside search firm that worked with us in this director search was a first quarter charge; so that, again, will not recur.

So, there’s some nits and nats. But, at the end of the day, David, it’s really driven by three things — one it was the final payments to the outside vendors who worked with us on the design of the new website; two, was the fact that our almost semi-annual, or annual-plus, meeting fell in the first quarter; and then finally, it’s the director search fees for four new directors that were paid to a third party headhunter.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

David Gold - Sidoti & Company - Analyst

Perfect. That’s all helpful. Just one quick one if I can sneak it in. So, all of that stuff sounds like fairly routine or to be expected, so to speak, of doing business, so I guess just curious, without formally updating guidance, can you give us a sense for how much of the expense basically truly surprised you versus what was embedded in your guidance?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Well, nothing surprised us. I think —

David Gold - Sidoti & Company - Analyst

Okay.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think we — the timing of the web project ending when it did probably surprised us. We actually thought it would be finished more towards the end of last year, it continued into this year, so I would say if we had one surprise, it was probably that.

The annual — the actual meeting cost, we knew would just be a timing element. I think we — we were well aware of the pull-in expenses from the charge of the SMD bonus payments into the first quarter. I think it wasn’t until, perhaps, we had pushed every number that we got the final amounts. Part of it was driven, David, because we had to wait for the audit of last year to confirm what the bonus pools were and what the payouts would be to the individual. There might have been a slight increased number there.

I think, basically, what we’re saying is that we don’t expect those costs to continue for the year. Some will recur next year, as Roger stated. Therefore, that’s pretty much baked into our heads as we go forward looking at our potential results.

Roger Carlile - FTI Consulting Inc - CFO

Yes, they were expected throughout the year. They happened to occur in the first quarter. So, none of them were unanticipated; it was just, you didn’t know what the director search fees, and you didn’t know what the website —

David Gold - Sidoti & Company - Analyst

Right.

Roger Carlile - FTI Consulting Inc - CFO

Fees were going to be completed. So, those two were more serendipitous as to timing.

David Gold - Sidoti & Company - Analyst

Got you. Perfect, thank you.

Operator

Tim McHugh, William Blair & Company.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Tim McHugh - William Blair & Company - Analyst

Just wanted to know if you can elaborate a little more on what you’re seeing in the Technology segment? I know you talked about the potential impact of elections; but generally, as I check around with companies, it sounds like the demand environment is still reasonably positive there. Can you give us a little more color on what happened, if there was some big cases that rolled off, and what the pipeline looks like for the rest of the year?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Yes, we did — we have two very large cases that are rolling off and slowing down. So, that might be unique to us, but that is the circumstances. So, the new business is, obviously, replacing significant assignments that are rolled off.

Tim, we are also seeing pricing pressure on the processing side by competitors. I think, while there is a demand out there for services, clearly there are a lot of people that are competing, pretty much based on price. And, I think that’s not so much the case in complex matters; but, it certainly seems to be the rule rather than the exception in your ordinary matters. Maybe the volume ordinary matters is up, but we are seeing much more aggressive pricing pressure in those areas.

I think we are cautiously optimistic on second requests, going forward, given the amount of retentions we are getting in Econ. But, we saw second requests start to — while we did very well in the quarter in second requests, we saw the momentum start to trail off at the end. So I think, as Jack said, we will have to see whether people actually pull the trigger on some of these deals that we are helping them analyze. If they do, that would argue well for that business to go up. So, I would say you’re assumption is right. One, we’ve had two big accounts slow down; and two, we are seeing pricing pressure pretty aggressive again in the processing side.

Tim McHugh - William Blair & Company - Analyst

Where are you at with those large cases rolling off? I mean, is there more pain, if you will, to come?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

In a baseball game parlance, in one of them we are in the bottom of the eighth, and in another one, we are probably entering the top of the eighth.

Tim McHugh - William Blair & Company - Analyst

Okay. Then the Restructuring business — I know you’ve been to a Lehman’s success fee, and you get success fees every now and then, but was there anything unusual about the amount of success fees —?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

No, we did not get the Lehman success fee in the quarter.

Roger Carlile - FTI Consulting Inc - CFO

This was basically blocking and tackling a lot of hard work by these folks. And, it had to happen, but Europe and Spain in particular, started to show a market there that it had — everybody knew it had to happen, it just hadn’t. So, we saw very strong results there, and again, not surprisingly, our US Healthcare practice was very, very strong.

Tim McHugh - William Blair & Company - Analyst

Okay. Last one for me, just following-up a little bit on David’s line of questioning there was — so I mean, are you trying to — I guess the way you’re describing the first quarter, is this in line with what you would expect when you gave your prior guidance, or did the mix of revenue come in such that the margins are a little lower? I’m just trying to understand how to think about this relative to what you expected?

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think the expenses came in about where we expected, and we didn’t expect — as I said, there are one or two exceptions that may have fallen in second quarter, we thought may have fallen into the fourth quarter. We didn’t know the final impact of the pull in to the first quarter of the equity compensation expense until late into the quarter, once we had finalize what the audit and what the bonus payouts were going to look like. So, we might have been a little surprised on the expense.

On the revenue side, without a doubt the biggest surprise is Technology because it’s one of our highest margin businesses. And, the fact that the revenue came in, it came in lower than we had anticipated there, while it was offset by increases in revenue elsewhere, they have the highest margin of any of our businesses.

And, even inside of Tech, we saw a shift in some of their businesses to where it affected their margins. So, I would say, clearly, the single biggest difference in our thought process was the margin of Technology that was driven by shifts of business and, obviously, less than expected revenues.

Tim McHugh - William Blair & Company - Analyst

If I could just follow-up one last one. Do you — talk about the competitive position of that Tech segment, and how do you feel? Has there been any changes that make you more or less confident around the competitive environment? Or, is it more to do with timing —?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Well, I think that it’s extremely competitive. They have had some significant new wins that will be reflected as they go forward, and they’ve had new wins against big name technology companies with Fortune 500 size clients. I think the — there is no doubt that in the middle of the continuum, middle-size type engagements, it’s extremely price competitive.

I think the law firms, we can read about all the issues facing law firms and the pressures on them by their clients to contain costs. I think that’s blowing through into what they would view as routine matters where you need this type of electronic production, and so I would say that we are seeing significant price competition. We have the ability to meet it. We will meet it on a selective basis.

We are seeing less of it at the high-end and the complex-end, but then these very huge cases are difficult to predict exactly when they’re going to hit you. We know we’ll get them, but you can’t predict quarter-to-quarter exactly when they come in. I think that we feel very well positioned.

We’re rolling out a new suite of technology that has significant user-face friendly advantages. We’ve tested it with a couple major law firms. We’re getting very good feedback back about how much easier it is to use, the technology. There’s never been a doubt that our technology has been at the high-end of the power range. There has been some complaints from people that it’s not easiest to use out there. I think that will be solved with this new roll-out. On a technology basis, we are still investing heavily in it. We think it’s yielding us good competitive advantage.

On a consulting basis, we don’t view that there’s anyone out there that’s better than we are, which is why we feel we get the big cases. In the routine cases, I think the general counsels, who are under pressure to control their costs, are pressuring the law firms to control costs; and ergo, any other third party vendor is getting the same pressure. And, I don’t think that’s going away.

Jack Dunn - FTI Consulting Inc - President, CEO

Yes, I think — when you analyze our business opposed to some others, we do have an R&D cost that doesn’t go away, if the revenues are down on a quarter, or whatever.

We also — we think our new ring tail product that Dennis eluded to is going to be, perhaps a game changer for us or, certainly, important. Also, the work that we’re doing right now, vis-a-vis the ability to host in the cloud, I think is perhaps going to be major differentiator for us. We are still very optimistic for the year; and we think, again, we have the right team in place to handle whatever comes.

Tim McHugh - William Blair & Company - Analyst

Great, thanks.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Operator

Dan Leben, Robert W. Baird.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Could you just flashback to last year and help us understand what the quarterly progression of the bonuses compensation would have looked like through the year, on the equity side, so we know what was baked into that comparison?

Roger Carlile - FTI Consulting Inc - CFO

Hey Dan, it’s Roger Carlile. In terms of looking at 2011, you’ll remember the change we made last year in the third quarter. If you look at those numbers now, you’ll see that same trend. We’re just calling it out because I don’t think people fully understand it, but you’ll see the same trend of having a higher equity compensation expense related to the bonus deferrals in that program in Q1 versus Q2, Q3, and Q4.

Jack Dunn - FTI Consulting Inc - President, CEO

This was — our explanation of this was not an issue of explaining a differential between this year and last year. It was to help you with your model going forward so that you didn’t build that in as a fixed cost throughout the year. That’s all we were trying to do.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Okay, great. So, with the no significant success moving the base on the restructuring, has the base level for you guys moved up a little bit where you think the bottoming out process is somewhere closer to that $110 million?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Well, I think we feel, as we said to you probably starting in the third quarter of last year, we were feeling fairly competent that we were in that bottoming-out range. We’re now seeing real growth, so we’re seeing new assignments coming in, and we have significant growth.

I would say one of the main drivers of the growth was year-over-year improvement in our European operations. I don’t have to tell you what’s going on in Europe. We are all looking at it minute-by-minute. It is now translating into increased work for them. Depending on how that situation is managed over there, clearly, it could increase, fairly significantly, the amount of business that they’re doing. And, we are prepared to handle that kind of increased work.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Great. And then last one for me. Just on the FLC side, from a bill rate utilization headcount perspective, those trends have kind of kicked down the last few quarters. Could you talk about any impact of LECG personnel moving on to the [FCAN] model that’s driving that, or just help us understand the dynamics there?

Roger Carlile - FTI Consulting Inc - CFO

Danny, it’s Roger Carlile. The LECG personnel that joined FLC at this point aren’t having any impact in terms of being on the model or the impact of the margins. They’re performing on the same compensation models and at the same run rate, so there’s nothing there. I think, as was mentioned by Jack in his comments in the press release, I think Forensic and Litigation Consulting is facing pricing pressure in North America. As you can see in the numbers there, their average rate moved down just a little bit, year-over-year, so I think that’s something that they are facing.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

And then the headcount reduction, although minor I think, is just them being cautious in this environment that you have some normal attrition. And, they are adding people in the right places, but they’re not adding as quickly as their normal attrition.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

FLC is probably the area where we invested the heaviest in what we’d call model new initiatives. Some of those initiatives are absolutely beginning to pay off, as Jack talked about, the growth in Latin America and now in Asia and Europe of our GRIP practice is really starting to payoff.

Other initiatives have not paid off well for us. They appear to either to be marginal, and we’re trying to decide whether that’s macro driven or micro driven. If it’s micro driven, then we will take the appropriate steps to end those initiatives because you can only go so far with investments before you have to turnaround and say it’s just not going to give us the return we want.

So, I think you will probably see in that segment, over the next two quarters, us being more aggressive in analyzing those initiatives, which could result in a reduction of headcount as we terminate initiatives that just simply have not paid off for us in a way that we would like, and try to feed the other ones that are, in fact, doing better than we thought.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Great. Thanks, guys.

Operator

Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

I just curious about your overall perception of the market for you. Is there a change that maybe we are not going to see that much of an up-cycle because you do have businesses that perform differently in different kind of economic scenarios, and from the prepared remarks, it seems like maybe that’s changed?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Tobey, it’s Dennis.

I think Jack’s comment that this is a confusing world we are living in right now, is appropriate. I think there’s clearly segment sectors in segments in the US economy that seem to be doing really well. But, the question is are they doing really well relative to their highs in 2007? Are they doing better because they’re comping against numbers that are being measured of the trough of 2008, 2009, maybe even 2010. Clearly some, on an absolute basis, are doing very well. I think the overall growth in the US is not exciting; and really, if we are agonizing over everything, we’re trying to figure out what’s going to happen in the second half.

Europe is, in our opinion, much worse than we thought it was. We are well positioned to take advantage of issues that may arise out of there, but without a doubt, it is absolutely depressing. Their capital markets, while there has been IPO activity here in the US, certainly notable tech IPOs, there are practically zero activity in any of the European marketplaces. So, that’s just — it’s almost a direct derivative of the fact that there’s just nothing going on over there as far as new offerings, new capital raises. I think overall our feeling is Europe is worse.

US has the potential to have a slower second half than maybe a lot of people thought. We are trying to figure that out. On the other hand, Latin America and Asia are right now doing better than we thought they would do for us. So, I think we’re - we’ve got one quarter of data, and I think that’s what we are trying to digest. It’s too early to make any kind of call yet, but I think it is a confusing environment.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting Inc - President, CEO

Yes, picking up on Dennis’s comments, Latin America is vibrant; and, it’s not surprising that all our services down there are doing really well because we serve every phase of the economy.

In other areas of the world, the things that we do that deal with crisis, where you can’t afford not to bring us in. Or, where we do with planning, where again, ironically, you can’t afford not to bring us in are doing very well. A reference, our Economic Consulting and the amount of work we’re seeing on antitrust and M&A. I referenced the European activity in our restructuring, where people — the economy is so bad, people can’t put off any longer some of the issues that they have to face.

Then, I think it’s indicative of our GRIP practice, where around the world, they are some of the busiest people we have because people are still trying to figure out and plan what to do, either proactively or reactionarily, to the changes that are going to come in as a result of political change and the unrest. So, I think — the bottom line is we think we are very well positioned. We think there, just like every other time we’ve been through this, a damn will burst, but it’s hard to predict what the date of that or timing will be.

But certainly, towards the back half of the year, you would think with some of the resolution of the political issues, we would begin to see some action one way or the other, and that’s when FTI really thrives.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. You highlighted the Healthcare business as being good. I was wondering if you can give us some more color or rate of growth there? Then comment on what your expectations are for industry consolidation in 2012, thanks?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Tobey, could you elaborate? Industry consolidation, you mean in our offerings, or industry consolidation in the macro sense?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Industry consolidation within your offerings, and what kind of roll you expect to play? Thanks.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Okay. Well, in general, the Healthcare business has been up, and it’s a combination of a lot of things. David, why don’t you take that?

David Bannister - FTI Consulting Inc - Chairman of North America

Our healthcare business comprises a number of different practices and a number of different segments. So, the one we are specifically referring to within the Corporate Finance segment, is the people who help hospitals become more efficient in what they do. It involves process improvement purchasing and so forth; that particular business was up about almost 20% of year-over-year in the quarter.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

So, I think that’s one of the primary drivers. I would say our business on monitor ships, where we’re actually in various healthcare providers monitoring certain issues, has been stable, maybe up slightly. The — obviously, we are going to market more across our segments on a industry basis.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

We’ve had good success in doing that with our communications, media and entertainment group. We’ve had some good success with that in some of our financial services, especially our insurance group. I think you will continue to see, probably, our Company evolve to where, at a minimum, there will be virtual industry groupings across our segments that go to market together to use their domain expertise inside the marketplace as a competitive advantage.

Jack Dunn - FTI Consulting Inc - President, CEO

Was your question, on the M&A front, are we seeing activity in the hospital consolidation area?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

No. It was broader than Healthcare; thank you, Jack. Just kind of curious —?

Jack Dunn - FTI Consulting Inc - President, CEO

Well, we are anyway.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Yes.

Operator

Kevin McVeigh, Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

I wonder if you could give us a sense of utilization in the US versus Europe? And, how we should think about headcount across some of the verticals, as we make our way through 2012?

Roger Carlile - FTI Consulting Inc - CFO

I think, you want to go through each of the, when you say the verticals, you wanting to through each of the segments and their utilization?

Kevin McVeigh - Macquarie Research - Analyst

Yes, just across US versus Europe. Then, as you think about headcount across the segments, it seems like you had an uptick in Q1. How should that play out over the balance of the year?

Roger Carlile - FTI Consulting Inc - CFO

Right. At the tip of my fingers, I can’t break it down in terms of segment and geography that quickly. But, generally speaking, what you would see is that utilization and headcount for each of the segments follows closely the way we spoke about the regions and the products. If you think about FLC, FLC’s headcount and utilizations are up and strong in Latin America and Asia-Pacific, but not so in the US. In the US, their headcount would tend to be probably down slightly, and their utilizations are down, as you saw the average is down.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting Inc - President, CEO

Also, there’s a little bit of a trick in there in that, when you think about the US versus outside the US, a major part of our activity in the UK is in the Strategic Communications, where they don’t keep utilization as a number. It’s a fixed-fee type of assignment business. Similarly, around the world a lot of our practice is the GRIP practice; and in Asia, the utilization per person is not as important as it is per project fees and things like that.

So, I just give that you caveat while Roger explains that. Where, intuitively, the utilization is very good in the places that keep it in Europe, for example, in Restructuring and Economic Consulting. Roger, go ahead.

Roger Carlile - FTI Consulting Inc - CFO

No, I think that’s right. So, offline I can try to give you a little more detail. But, in terms of looking at the overall segments, if you look at the regions and you look at the segments that are participating in that regions, you would see a high correlation, as I explained, for FLC.

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think you are seeing, we are adding people in Econ. It reflects their emergences as really the number one player. The demand is high there. New engagements are open in the quarter, we’re approaching record, and so you would see that possibly expand.

FLC, as Roger said, just based on demand. Plus, what I had said before that, that is where I anticipate that we will be making some movement in this quarter and next quarter to analyze the investments that we made in some of these initiatives over the last couple of years, and decide which ones we are going to continue and which ones are going to stop. That could yield, at least over a two-quarter or three-quarter basis, a drop in the personnel complement in that area.

Technology actually added people in the first quarter. In FLC, I think their personnel complement is budgeted to be fairly flat for the year. But again, demand geographically could change that, but it would probably just balance out one geography after another.

David Bannister - FTI Consulting Inc - Chairman of North America

If I could point out one thing you may find significant, you will note the Economic Consulting utilization is roughly the same this year’s quarter versus last year’s quarter, suggesting correctly, that the LECG professionals that joined us are working at the similar high rates that our people do traditionally in the business. I think that’s real a positive thing for how well that acquisition is going.

Kevin McVeigh - Macquarie Research - Analyst

Got it. And then in Europe, in particular, how have trends been on the Corporate Finance Restructuring side? Has that business been where you thought it was, a little bit stronger given the dislocation? Or, is it more a second half 2012 event for that —?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

No, it started the year better than we anticipated, or about possibly where — certainly, it’s stronger in Europe than we anticipated. And I think, overall, it slowed a little bit in Asia, that was offset by a pick-up in Europe. It’s picked up down in Latin America, and it’s clearly moving in the right direction here in the States. So, I would say the momentum there is more than we would have planned a couple quarters ago looking at this year.

Kevin McVeigh - Macquarie Research - Analyst

Super, thank you.

Operator

Jim Janesky, Avondale Partners.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Jim Janesky - Avondale Partners - Analyst

When you look at election years, we certainly seen in the past that election years do often cause a freeze in litigation. What are your thoughts once the election is over, would the current administration, do you think they’ll be likely to, or it will be likely to, open up litigation? Will it take a change in administration? Or, do you think that neither are going to get very aggressive in 2013?

Jack Dunn - FTI Consulting Inc - President, CEO

Well, just the resolution of the election will resume activity because, in today’s environment, nobody’s not going to be able to continue to go after some of the excesses that took place in the last several years, so I think that won’t matter.

You’re seeing antitrust enforcement incredibly increased, and that’s one bright spot as I was talking about that, that does not seem to have abated. Not only does the justice department seem pretty fired up about going after people, but there does seem to be this new, at least on the surface, collaboration between authorities in the different governments, even though I think their interests not necessarily aligned. So, I expect that to stay very strong.

On the SEC enforcement side, I would expect that, no matter who is elected, that in the areas of foreign corrupt practices and of restatements and things like that, you are going to see activity resume. This is usually a phenomenon not so much of anything but people trying to figure out where they are going to be working after the election. Whether they are riding the right horse; whether they are getting their resumes out, or whatever.

So I think, either way, no matter what’s happened in the past, it really hasn’t mattered who came in. It was the resolution of the election that just got the justice department and other entities re-populated, re-led, and it goes its own course. Those people don’t go there to be inactive.

Jim Janesky - Avondale Partners - Analyst

You talked about the strength in Corporate Finance within Europe. Can you give us an idea of the, what percent of revenues overall — Company overall are within Europe? And, is Corporate Finance disproportionately higher or lower than the company average?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Well the answer is yes, we can. We normally don’t — we don’t break those out. About 26%, 27% almost this quarter of revenues were non-North America, with Europe being the predominant place where those revenues would reside. Corporate Finance, over in Europe, would not be disproportionately higher. If anything, right now it might be because of — that’s where the Financial Dynamics Group was founded, and that’s where the bulk of their revenues are, it would be actually smaller as a percentage of overall revenues versus Corporate Finance as a whole in the Company.

Jim Janesky - Avondale Partners - Analyst

Okay. With respect to the benefit and payroll resets, was there anything that came in unusually high in the first quarter? Or, were you just trying to call it out to make sure that everyone takes that into consideration when modeling the first quarter?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Yes, it’s the latter. It came in maybe a little higher. We had a very good year last year, so that simply drives the bonus pools. The bonus pools drive what percentage is paid in stock, and as I said, the people don’t have that. The people don’t have that, but they’ll get it over time, but we now book it in one quarter, versus over the life of their employment obligation.

So, I would say just maybe a slight uptick on what we were expecting. We really wanted to call it out because it is a significant change, and that change will recur going forward. And, for the most part, it’s pulling expense into one quarter that would have been, at a minimum, over one year or several years.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Jim Janesky - Avondale Partners - Analyst

So, we should expect somewhere on the order of 250 basis points to 300 basis points between payroll, benefits, and non-cash comp, right?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

That is correct.

Jim Janesky - Avondale Partners - Analyst

Okay, thank you.

Operator

Joseph Foresi, Janney Montgomery Scott.

Jeff Rossetti - Janney Montgomery Scott - Analyst

This is Jeff Rossetti calling on behalf of Joe. I know you mentioned some cases, large cases rolling off. Is there, in the challenging environment for FLC and Technology, but could you maybe talk about if there is a pipeline at all for some larger cases for this year?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Well, we have had three significant wins, can’t discuss the cases for obvious reasons. All three have the potential to be large cases, but we won’t know yet until we really get into them. I think, without describing the cases to you, which I won’t do, we really can’t talk about it, except to say that we — and they are very recent wins. They literally have been in the last couple of weeks.

Jeff Rossetti - Janney Montgomery Scott - Analyst

Okay. And Dennis, I think just a follow-up. I think you have mentioned this a few times, but the possible headcount reductions, is there any kind of detail on those investment initiatives? More specific, on what area within FLC?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

No, it’s in several areas, and as we have said, some — I think that we even talked about this for several years, we wanted to give some of these some runway to see how they work out. Some, as Jack talked about earlier, have worked out extremely well.

Others have not worked, and we had already started making some moves to stop those investments. And some, more importantly, you get caught in sort of the never-never land of they are working okay, but not anywhere near an acceptable margin that we are used to. And, the question is, are we better off re-diverting those resources into other areas that certainly have more upside potential and are working much better? I think you’ll see the actions taken this quarter and next quarter, but I don’t want to call out on a call, necessarily, which ones — once we take actions, I think it will be easier to discuss them.

Jeff Rossetti - Janney Montgomery Scott - Analyst

Thank you.

Operator

Ato Garrett, Deutsche Bank.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Ato Garrett - Deutsche Bank - Analyst

Since we didn’t really get an explicit update on guidance, can we consider that guidance for the full-year has been reiterated on the call?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

No.

Ato Garrett - Deutsche Bank - Analyst

Would you guys —?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

I think our policy is to update guidance at the end of the second quarter, after we’ve had two quarters. I think we tried to point out to you, certainly on an expense side, that first quarter was impacted by a bunch of expenses that won’t recur, so that’s clearly a positive.

But, I think we are not sitting here right now saying that we have the clearest of crystal balls on the revenue side going forward. I think we are — we have good news in some areas coming in, some okay news in other areas, and I think we’ll digest it this quarter. And, we will update our guidance, as is our policy, at the end of the quarter.

Ato Garrett - Deutsche Bank - Analyst

Okay. Also, looking at the effect of M&A, it seemed that it was positive for Economic Consulting but then was a headwind for Strategic Communications. Can you help us, kind of how to think about that, how was the same factor was negative for one and positive for the other?

Dennis Shaughnessy - FTI Consulting Inc - Chairman of the Board

Sure. There’s very little M&A right now emanating out of Europe. That’s where they have, their probably, their strongest M&A business would be over in Europe. So, I think they are geographically impacted by the fact that there’s just been a dearth of any of that activity.

The Econ practice tends to be a more global practice; and again, it tends to be brought in on a perspective basis than an actual basis. So, they get a lot of retentions looking at deals and trying to understand whether, if the target is actually acquired, can it be approved either in Europe, US, or wherever the relative jurisdiction is.

And, I think that we had three big M&A assignments over the last year and a half out in Australia, where our guys did a fantastic job on them. Both of those were completed, and they were clients of Strategic Communications. So, there it’s just the example of three deals burnt off. And, I think if you’re reading anything about the Australian economy, things have calmed down there a little bit. So, it might take a while for that to reappear.

Jack Dunn - FTI Consulting Inc - President, CEO

In a nutshell, I think what it looks like to us, is people are doing an awful lot of planning, a lot of what-ifs, a lot of — they have every issue from stranded cash to taxation and what’s going to happen. And, I think there’s a lot of planning doing, which bodes well for when there’s a little bit of clarity, then the other segments of FTI Consulting ought to be able to capitalize on that.

Ato Garrett - Deutsche Bank - Analyst

Great, thank you.

MAY 09, 2012 / 01:00PM GMT, FCN - Q1 2012 FTI Consulting, Inc. Earnings Conference Call

Operator

And at this time there are no further questions. I’d like to turn it back to our speakers for any additional or closing remarks.

Jack Dunn - FTI Consulting Inc - President, CEO

Okay. I guess the closing remarks would be the same ones that we had in the press release. Which is, we are extremely well-positioned for whichever way the world goes over the next 12 months.

Our, crystal ball, like everyone else’s, is a little murky with the election results just in from France, the ones coming up here; so, we think we have some good runway, some good vision. I think the major impact is going to be, really, as these elections, political, and economic crises unfold, and we get a chance to really see where the world is going.

With that, we look forward to speaking to you on our next conference call. Thank you.

Operator

And this concludes today’s conference. We do thank you for your participation.